PURE NICKEL INC.

CORPORATE MANDATE

Mandate of the Board of Directors

Pursuant to the *Business Corporations Act* (Yukon), the Board of directors (the "Board") is required to supervise the management of the affairs and business of the Corporation. The Board's principal responsibilities are to supervise and evaluate management, to oversee the conduct of the Corporation's business, to set policies appropriate for the business of the Corporation and to approve corporate strategies and goals. The Board is to carry out its mandate in a manner consistent with the fundamental objective of enhancing shareholder value.

In discharging its duty of stewardship over the Corporation, the Board expressly undertakes the following specific duties and responsibilities:

(i) The Board monitors financial performance and considers, reviews and approves all significant strategic decisions, including all major decisions relating to acquisitions, divestitures and financing. The Board expects the Corporation's senior officers to manage the business of the Corporation on a day-to-day basis and to keep the Board informed of all significant developments affecting the Corporation. The Board receives from management regular reports on the Corporation's compliance with various legal requirements and internal control procedures, operational/management reports and any other relevant reports.

(ii) The Corporation's overall strategy is developed by management and is reviewed on a quarterly basis by the Board which considers the business and political risks and opportunities inherent in it.

(iii) The Board identifies the principal risks to the Corporation, and reviews and assesses the methods and systems for managing such risks. In particular, the Audit Committee is responsible for reviewing the adequacy of the Corporation's systems for identifying and managing financial risks.

(iv) The Board regularly considers the integrity, quality and continuity of management required to achieve the Corporation's goals. The Board is responsible for reviewing succession planning, senior management development and the performance of management against their annual objectives. Annually, the Compensation Committee measures management's performance and total compensation against the objectives set in the annual budget.

(v) The Board annually reviews the Corporation's relations with shareholders, employees, financial analysts, the media and other stakeholders. The Corporation's goal is to outline procedures and practical guidelines for public disclosure and dissemination of material and non-material information about the Corporation and its subsidiaries. Senior officers are often available to shareholders and, through the investor relations function, they aim to provide clear and accessible information on the Corporation's operations and investments. The President is responsible for ensuring the consistency and accuracy of information released to analysts and others and that all such information is in the public domain.

(vi) The Audit Committee reviews and provides recommendations to the Board on the adequacy of the internal controls. Management and external auditors provide to the Audit Committee regular reports on the Corporation's control environment. The internal control procedures are reviewed in detail to ensure they meet the new rules and standards.

Composition of the Board of Directors and Relationship to Significant Shareholder

The Corporation currently has six directors, three of whom, Constantine Salamis, Harry Blum, and R. David Russell qualify as unrelated directors and are independent of management and free from any interest or business relationship which could, or could be perceived to, materially interfere with their ability to act in the best interests of the Corporation. David McPherson and Robert Angrisano, qualify as related directors due to their management positions now held or previously held respectively with the Corporation. The Board is of the view that three unrelated directors are appropriate to facilitate effective decision-making.

The Corporation does not have a significant shareholder with the ability to vote a majority of the outstanding shares of the Corporation for the election of directors.

Board Independence

The Chairman and the President and CEO of the Corporation are active and central members of the Corporation. The Board believes that adequate structures and processes are in place to facilitate the functioning of the Board independently of the Corporation's management.

Committees of the Board of Directors

There are currently three standing committees of the Board: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee (the "Committees"). At present, the Committees have common members and operate as one committee.

The Audit Committee was established to assist the Board in fulfilling its oversight responsibilities in the following principal areas: (1) accounting policies and practices, (2) the financial reporting process, (3) financial statements provided by the Corporation to the public, (4) risk management including systems of accounting and financial controls, (5) appointing, overseeing and evaluating the work and independence of the external auditors, and (6) compliance with applicable legal and regulatory requirements. The Audit Committee currently consists of Harry Blum (Chair) and R. David Russell, both of whom are considered independent. The Audit Committee has adopted a written charter which is available on the Corporation's website at www.purenickel.com or upon request to the Corporation's Corporate Secretary.

The Compensation Committee is responsible for setting and administering the policies and programs that govern both annual compensation and stock option programs for the executive officers and directors of the Corporation. The Compensation Committee is also responsible for providing oversight with regard to the Corporation's various programs of compensation, including all incentive plans, stock option plans and stock purchase plans. The Compensation Committee currently consists of Harry Blum (Chair) and R. David Russell, both of whom are considered independent. The Compensation Committee has adopted a written charter which is available on the Corporation's website at www.purenickel.com or upon request to the Corporation's Corporate Secretary.

The Corporate Governance and Nominating Committee was established to assist the Board in its responsibilities relating to reviewing the Corporation's operational compliance with applicable legal requirements and sound ethical standards. The Corporate Governance and Nominating Committee currently consists of Harry Blum (Chair) and R. David Russell, both of whom are considered independent. The Corporate Governance and Nominating Committee has adopted a written charter which is available on the Corporation's website at www.purenickel.com or upon request to the Corporation's Corporate Secretary.

Two further ad hoc committees were established on December 20, 2007: the Technical Committee and the Search Committee. The Technical Committee is comprised of directors who are also exploration geologists and was

formed to oversee the exploration activity of the Corporation. The Search Committee was formed to make recommendations to the Board respecting the positions of Chairman and CEO of the Corporation.

Corporate Governance Principles

The Board is committed to the achievement of business success and the enhancement of long-term shareholder value with the highest standards of integrity and ethics. In that regard, the Board has adopted a Corporate Governance and Nominating Committee Charter and Corporate Governance Principles to provide an effective corporate governance framework for the Corporation, intending to reflect a set of core values that provide the foundation for the Corporation's governance and management systems and its interactions with others. A copy of the Corporate Governance Charter and the Corporate Governance Principles are available on the Corporation's website at www.purenickel.com or upon request to the Corporation's Corporate Secretary.

Compensation

The Board set meeting compensation for directors at $600 per director and $750 for the chairman of each Committee.

Code of Ethics

The Corporation has adopted a Code of Ethics for its CEO and Senior Financial Officers. The Code of Ethics is available on the Corporation's website at www.purenickel.com or upon request to the Corporation's Corporate Secretary.

Decisions Requiring Prior Approval by the Board

The Board has delegated the day-to-day management of the business and affairs of the Corporation to the President and CEO. Prior approval by the Board is also required in many specific instances under the Business Corporations Act (Yukon), securities legislation and the by-laws, rules and policies of the TSX.

Shareholder Feedback and Concerns

The Corporation presently conducts an active shareholder relations program under the direction of its President and CEO. The program involves meeting with investors, brokers and analysts with respect to announcements by the Corporation. Shareholders are informed of developments in the Corporation by the issuance of timely press releases.

Management of the Corporation routinely make themselves available to shareholders to respond to questions and concerns. Shareholder concerns are dealt with on an individual basis, usually by providing requested information. Significant shareholders concerns are brought to the attention of the management of the Corporation or the Board.

Expectations of Management

The Board expects management of the Corporation to conduct the business of the Corporation in accordance with the Corporation's ongoing strategic plan and to meet or surpass the annual and long-term goals of the Corporation set by the Board in consultation with management. As part of its annual strategic planning process, the Board intends to set expectations of management both over the next financial year and in the context of the Corporation's long-term goals. Each quarter, the Board reviews management's progress in meeting these expectations.

Public Disclosure

This mandate shall be included on the Corporation's website and the mandate and/or a reference thereto may be included in the Corporation's public continuous disclosure record as may be required by applicable securities laws or as deemed advisable by management of the Corporation.

●, 2008